Exhibit 99.1

Investor Contact:

John Mills

Managing Partner

ICR

646-277-1254

Limoneira Company Announces the Recordation of Final Tract Map for Harvest at Limoneira

- Final Tract Map 5854 allows for up to 1,500 Residential Homes, Parks & Open Space, Schools, Recreation Area and Commercial areas  -

Santa Paula, CA., December 22, 2017 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading global agribusiness with prime agricultural land and operations, real estate and water rights in California, Arizona and Chile today reported it has recorded Final Tract Map 5854 for the development, Harvest at Limoneira.

The Recordation of Final Tract 5854 Map subdivides the three main parcels of land into legal lots for the parks, schools, recreations area, commercial areas, open space, and the backbone streets. This is a significant step in delivering lots to homebuilders in the near future.

Harold Edwards, President and Chief Executive Officer, stated, “This final tract map is a complex and significant accomplishment in sequence of events for developing Harvest at Limoneira. The final map allows for up to 1,500 residential units that will be sold in the coming years. Phase 1 of this final map includes 632 residential units and the sale process with builders for phase 1 is expected to begin in the spring of 2018 and we believe initial closing of lots sales will begin the first quarter of fiscal 2019.”

Harvest at Limoneira

On November 10, 2015, the Company entered into a joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of our East Area I real estate development project. The first phase of the project broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. Phase 1 site improvements will begin during the winter of this fiscal year.

Limoneira Lewis Community Builders, LLC, is a 50%/50% real estate development joint venture between Limoneira Company and The Lewis Group of Companies that will engage in the residential development of Harvest at Limoneira. Limoneira expects to receive 25% to 80% of the net cash flows from the project, based on projected cash flow milestones, which are estimated to aggregate approximately 70% of total net cash flows to Limoneira, and the balance of net cash flows to The Lewis Group over the estimated seven to ten-year life of the project. The joint venture's results of operations are expected to be recognized by the Company under the equity method of accounting.

About Limoneira Company

Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with 11,200 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2015, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.